NEWS
INTERNATIONAL PAPER                                        RELEASE
- ------------------------------------------------------------------
Two Manhattanville Road
Purchase, New York 10577


             Media Contact:      Analyst Contact:
             -------------       ---------------
             Carl Gagliardi      Carol Tutundgy
             (914) 397-1666      (914) 397-1632

                                 Linda Decker
                                 (914) 397-1623


                INTERNATIONAL PAPER REPORTS IMPROVED
                     1993 FOURTH-QUARTER RESULTS


For Immediate Release
- ---------------------
Tuesday, January 11, 1994


        PURCHASE, N.Y. - International Paper today reported l993 fourth-quarter earnings above the l992 fourth-quarter as well as above the prior three quarters of l993.

     Net earnings in the l993 fourth-quarter were $100 million or $.8l per share, l5 percent above the l992 fourth-quarter earnings before special charges of $87 million or $.7l per share.

     Fourth-quarter sales in l993 were $3.4 billion, level with sales of the same period a year earlier.

	   John A. Georges, chairman and chief executive officer, said, "The improved earnings in the fourth-quarter are the result of strong performances of our forest products and specialty products businesses, and productivity improvements throughout the company.
Our results continue to be negatively impacted, however, by weak worldwide price levels in most printing paper and packaging products."

     Excluding special items in both full years, l993 earnings were $3l4 million or $2.54 per share compared to l992 earnings of $405 million or $3.34 per share. Sales in l993 were $l3.7 billion, even with l992 sales.

     The printing papers business showed slight improvement in the fourth-quarter over the third, despite continuing weak pulp and paper prices and soft demand in Europe.

     Packaging results in the quarter were essentially flat compared to the third-quarter, however export markets showed a slight upturn.

     International Paper, headquartered in Purchase, NY, is a worldwide producer of printing and writing papers, paperboard and packaging products and wood products. The company also operates specialty products businesses and distributes paper and wood products. International Paper has manufacturing operations in 26 countries and exports its products to more than l30 nations.

                           #  #  #

               International Paper and Consolidated Subsidiaries
                         Summary of Consolidated Earnings
                             Preliminary and Unaudited
              (In millions except for net sales and per share data)


                               Three Months            Twelve Months
                              Ended Dec. 31,           Ended Dec. 31,
                              --------------           --------------
                            1993          1992      1993          1992
                            ----          ----      ----          ----

Net sales (in billions)    $ 3.4         $ 3.4    $ 13.7        $ 13.6
                            ----          ----      ----          ----
Earnings (loss) before
 interest, income taxes,
 extraordinary item and
 cumulative effect of
 accounting change           237          (210)(b)   810           453(b)
Interest expense, net         79            67       310           247
                            ----          ----      ----          ----
Earnings (loss) before
 income taxes, extraordinary
 item and cumulative effect
 of account change           158          (277)(b)   500           206(b)
Income tax provision (benefit)
 (the 1993 full-year provision
 includes $25 million for the
 increase in the federal income
 tax rate)                    58          (101)      211            64
                            ----          ----      ----          ----
Earnings (loss) before
 extraordinary item and
 cumulative effect of
 accounting change           100          (176)(b)   289(a)        142(b)
Extraordinary item - loss
 on extinguishment of
 debt (net of income
 tax benefit)                                                       (6)
Cumulative effect of
 change in accounting
 for income taxes                                                  (50)
Net earnings (loss)        $ 100        $ (176)(b) $ 289(a)      $  86(b)
                            ====          ====      ====          ====
Earnings (loss) per
 common share
  Earnings (loss) before
  extraordinary item and
  cumulative effect of
  accounting change       $ 0.81        $ (1.46)(b) $ 2.34(a)    $  1.17(b)
Extraordinary item -
 loss on extinguishment
 of debt                                                           (0.05)
Cumulative effect of
 change in accounting
 for income taxes                                                  (0.41)
                             ----          ----      ----          ----
Earnings (loss) per
 common share             $ 0.81        $ (1.46)(b) $ 2.34(a)     $ 0.71(b)
                            ====           ====       ====          ====
Average shares
 outstanding               123.6          122.4      123.2         121.4
                           =====          =====      =====         =====

(a) Net earnings were $314 million ($2.54 per share) for the year ended Dec. 31, 1993, before the $25 million (20 cents per share) charge to revalue deferred tax balances resulting from the increase in the U.S. statutory federal income taxe rate.

(b) Includes a $398 million pre-tax productivity improvement charge ($263 million after taxes or $2.17 per share).

International Paper
Sales by Business Segment
Preliminary and Unaudited
(in millions)

                         Three Months Ended        Twelve Months Ended
                              Dec. 31                    Dec. 31
                         1993         1992         1993         1992
                         ----         ----         ----         ----

Printing Papers       $   920       $  995      $  3,905     $  4,040
Packaging(a)              775          795         3,095        3,245
Distribution              810          735         3,140        2,980
Specialty products(a)     615          620         2,460        2,460
Forest products(a)        445          370         1,700        1,410
Less: intersegment sales (153)        (137)         (615)        (537)
                         -----        -----        ------       ------
                      $ 3,412       $ 3,378     $ 13,685     $ 13,598
                        =====         =====       ======       ======

(a) Business segment sales have been restated to reclassify certain operations from Packaging and Forest Products to Specialty Products.
As a result, Specialty Products sales were increased by $445 million in 1993 and $400 million in 1992, Packaging sales were reduced by $410 million in 1993 and $390 million in 1992, and Forest Products sales were reduced by $35 million in 1993 and $10 million in 1992.